DDI INTERNATIONAL INC. ENTERS EXPLORATION AGREEMENT; CHANGES
      NAME, TRADING SYMBOL, AND CUSIP NUMBER; AND COMPLETES FORWARD SPLIT

Denver, Colorado May 18, 2004: Key Gold Corporation-OTC: KYGC (formerly known as DDI International Inc. (DDII)) announced that it has changed its name to "Key Gold Corporation" in connection with its execution of an Agreement of Merger with its wholly-owned subsidiary of that name. The name change was effective Monday, May 17, 2004. Key Gold has changed its core business to financing the exploration of precious and non-precious metals and other mineral resources within a specified region in the south of Fengcheng, PRC, extending northeast and covering an area of approximately 800km2.

Effective at the opening of the markets on Tuesday, May 18, 2004, the company's new trading symbol is "KYGC," its new Cusip number is "49308W 10 5," and its 8-for-1 forward stock split went ex-dividend. As a result of an agreement reached with the company's former chief executive officer, the company retired 5,875,000 pre-split shares of its common stock and, after the split, has 41,000,000 shares outstanding.

John Anderson, Key Gold's new chief executive officer, said, "We are delighted with this change in our core business and view all of today's news and our new activities as the beginning of an exciting new chapter in Key Gold's development. We are extremely hopeful that the mining prospects in China prove worthwhile for us and for our stockholders."

ABOUT KEY GOLD CORPORATION:

Key Gold Corporation is in the business of exploring, acquiring, and developing advanced mineral properties. The Company's main focus is exploring for gold, silver, and copper projects in China.

FORWARD-LOOKING STATEMENTS:

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These statements involve a number of known and unknown risks and uncertainties that may cause the company's actual results or outcomes to be materially different from those anticipated and discussed herein. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Key Gold Corporation. The forward-looking statements in this news release as well as additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission.

Contact:
KEY GOLD CORPORATION
John Anderson:  303-895-5251